Exhibit 99.2

December 20, 2021

Western Uranium & Vanadium Provides Company Updates

FOR IMMEDIATE RELEASE

Toronto, Ontario and Nucla, Colorado - Western Uranium & Vanadium Corp. (CSE: WUC) (OTCQX: WSTRF) (“Western” or the “Company”) is pleased to provide the following updates.

Strategic Acquisition of Physical Uranium

The Company has completed the acquisition of 125,000 pounds of natural uranium concentrate. This was announced in June 2021, and because of uranium prices at the time, Western paid a price of $32 per pound for the U3O8. Uranium currently has a spot value of ~$43 per pound. Thus a $5.4 million asset has been purchased for $4.0 million. The Company retains the optionality to hold this strategic uranium inventory as a long-term investment or use to fulfill its uranium supply agreement delivery for 2022. During 2021 there have been a multitude of catalysts for uranium miners and the nuclear industry. Over the longer term, the prior decade of oversupply has stifled the development of new uranium mines which has created an undersupply of nuclear fuel going forward. This provides a market opportunity for Western and other miners with “ready-to-produce” uranium mines that are permitted, developed, and capable of significant production volumes.

Sunday Mine Complex Project Update

Mining Operations at the Sunday Mine Complex (“SMC”) continue to produce results far beyond expectations. Work on the GMG Ore Body involves the continued development of high-grade ore zones. As drift development continues, scintillometer readings have confirmed areas of up to 3% uranium ore. Limited mining has produced over 600 tons of very high-grade uranium/vanadium ore. The project was initially contemplated to drift (tunnel) 150 feet to reach the first surface exploration drill hole, however ore has been encountered continuously after 30 feet of drift advance and through 120 feet of drift advance.

Prior to commencing the 2021 project, the SMC mines were among few mines in the world that were “ready-to-produce”. This project had targeted multiple SMC ore bodies for development with the purpose of increasing initial production capacity. The GMG Ore Body development has been highlighted in a slide show added to Western’s website (www.western-uranium.com).

Weld County DJ-Basis Oil and Gas Lease

By mid-August 2021, each of the eight Blue Teal Fed wells had commenced production; September was the first full month of oil and gas production. The first monthly royalty check / royalty statement will be released at the January 2022 month-end for the since inception cumulative gas sales through November 2020 and since inception cumulative oil sales through December 2020. Based upon well production data reported by the Colorado Oil & Gas Conservation Commission (COGCC), it appears monthly aggregate oil and gas production volumes respectively increased 19% and 35% from September to October. Production levels across the eight wells have been comparable as individual well volumes continue to build toward peak levels.

About Western Uranium & Vanadium Corp.

Western Uranium & Vanadium Corp. is a Colorado based uranium and vanadium conventional mining company focused on low cost near-term production of uranium and vanadium in the western United States, and development and application of kinetic separation.

Cautionary Note Regarding Forward-Looking Information: Certain information contained in this news release constitutes “forward-looking information” or a “forward-looking statements” within the meaning of applicable securities laws (collectively, “forward-looking statements”). Statements of that nature include statements relating to, or that are dependent upon: the Company’s expectations, estimates and projections regarding exploration and production plans and results; the timing of planned activities; whether the Company can raise any additional funds required to implement its plans; whether regulatory or analogous requirements can be satisfied to permit planned activities; and more generally to the Company’s business, and the economic and political environment applicable to its operations, assets and plans. All such forward-looking statements are subject to important risk factors and uncertainties, many of which are beyond the Company’s ability to control or predict. Please refer to the Company’s most recent Management’s Discussion and Analysis, as well as its other filings at www.sec.gov and/or www.sedar.com, for a more detailed review of those risk factors. Readers are cautioned not to place undue reliance on the Company’s forward-looking statements, and that these statements are made as of the date hereof. While the Company may do so, it does not undertake any obligation to update these forward-looking statements at any particular time, except as and to the extent required under applicable laws and regulations.

FOR ADDITIONAL INFORMATION, PLEASE CONTACT:

George Glasier

President and CEO

970-864-2125

gglasier@western-uranium.com

Robert Klein

Chief Financial Officer

908-872-7686

rklein@western-uranium.com